Exhibit 19
Viatris Inc.
Global Insider Trading Policy
APPLICABILITY
This Global Insider Trading Policy (the “Policy”) applies globally to Viatris Inc. and all of its subsidiaries and Affiliates around the world (collectively the “Company”), all of the Company’s employees, Officers, members of the Company’s Board of Directors (“Directors”), and consultants, contractors and agents acting on behalf of the Company (collectively “Company Personnel”), as well as Family Members and Controlled Entities of Company Personnel.

PURPOSE
This Policy prohibits Company Personnel from trading in Company Securities when aware or in possession of Material Information about the Company that is “nonpublic,” or not yet made widely available to the investing public in a broad, non-exclusionary manner.

This Policy also prohibits certain Company Personnel, as designated from time to time by the Chief Executive Officer or by the Securities Compliance Committee, as defined below, from trading in Company Securities during certain specific periods (“Blackout Periods”).

KEY TERMS

Term	Definition
Affiliate
Any corporation, partnership, company, joint venture, or other legal entity which Viatris Inc. controls or of which Viatris Inc. directly or indirectly owns more than fifty percent (50%) of its outstanding equity interests shall be considered an “Affiliate” for purposes of this Policy.

Company Securities
All securities that the Company has issued, including common stock and options to purchase common stock, and any other type of securities that the Company may issue, including but not limited to, preferred shares, notes, debentures, and warrants as well as any derivative financial instruments pertaining to the Company’s securities, whether or not issued by the Company, such as options and forward contracts. Company Securities include any such securities issued by Viatris Inc. or any parent, subsidiary, or subsidiary of any parent of Viatris Inc. Please refer any questions about this definition to the Chief Legal Officer.

Controlled Entities	Any entities influenced or controlled by Company Personnel or Family Members, including corporations, partnerships, trusts, and any entity established as, or part of, an investment club.
Exchange Act	The Securities Exchange Act of 1934, as amended.
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Family Members
Family members (including a spouse and children, children away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), who reside with Company Personnel, any family members who do not live in the household of Company Personnel but whose transactions in Company Securities are directed by Company Personnel or are subject to the influence or control of Company Personnel (such as parents or children who consult with Company Personnel prior to making a trade in Company Securities), and any other person who lives with or is supported by Company Personnel, including any domestic employees.

Material Information
Information about a company that a reasonable investor would be substantially likely to consider to be important in deciding whether or not to buy, sell or retain securities. Any information, including event specific information, that could be expected to affect the price of any Company Securities (whether it relates directly or indirectly to the Company or to trading in Company Securities), whether it is positive or negative, should be considered material. Examples of information which may be considered “material” include, but are not limited to: projections of future earnings or losses, or other earnings guidance; merger, acquisition or divestiture discussions; the signing of a major new material contract or the loss of a major material existing contract; a planned securities offering; management changes; material litigation or regulatory proceedings or significant developments related thereto; bankruptcy proceedings; a cybersecurity breach or incident significantly impacting the Company’s information technology systems; or significant developments related to research and development, clinical trials, or new product opportunities. This list is not exhaustive, and there is no bright-line standard for assessing materiality; rather, it is based on an assessment of all of the facts and circumstances at a particular time. Please refer any questions about whether information concerning the Company is “material” and/or “nonpublic” to the Global General Counsel.

Officers	Any “officer”, as defined in Rule 16a-1(f) promulgated under the Exchange Act , of the Company.
Securities Compliance Committee
The committee consisting of the Chief Financial Officer, Chief Legal Officer, and such other persons as may be appointed from time to time by the Chief Executive Officer (such other persons’ appointments may be revoked by the Chief Executive Officer at any time), having the responsibilities set forth in this Policy. The Securities Compliance Committee may act or approve transactions with the confirmation of at least a majority of its members.

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Exhibit

POLICY
Trading Restrictions
•Company Personnel with knowledge of nonpublic Material Information about the Company are not permitted to (1) buy Company Securities (other than through the exercise of stock options or the vesting of restricted stock units the Company Personnel received under any Company employee benefit plans, or the automatic reinvestment of dividends paid on stock pursuant to a dividend reinvestment plan (provided that these restrictions do apply to voluntary purchases of stock resulting from additional contributions to such a dividend reinvestment plan and to elections to participate in, or changes to existing elections under, such a dividend reinvestment plan)); (2) sell Company Securities (including stock acquired through a dividend reinvestment plan or the exercise of options but not including shares withheld by the Company in an amount limited to the number of shares necessary to pay the exercise price of any option or the withholding taxes attributable to the exercise of options or to the vesting of restricted stock units); or (3) cause others (including, but not limited to, Controlled Entities, Family Members, and friends) to, or recommend that others, buy or sell Company Securities, or provide nonpublic Material Information to others who might be expected to trade while in possession of such information, whether or not such Company Personnel intend to realize a profit from such “tip”. Refer to the below information under “Trading Plans” with respect to making trades in Company Securities pursuant to a Trading Plan (as defined below).
•Company Personnel who in the course of working for the Company learn of nonpublic Material Information about any other company (in particular, a company with which the Company does business or with which the Company has or is considering a relationship, including a customer or supplier of the Company), may not (1) trade in such other company’s securities, or (2) cause others (including, but not limited to, Controlled Entities, Family Members, and friends) to, or recommend that others, buy or sell such company’s securities, or provide nonpublic Material Information about such company to others who might be expected to trade while in possession of such information whether or not such Company Personnel intend to realize a profit from such “tip”, in each case until the information becomes widely available to the investing public or is no longer material.
•Company Personnel are responsible for making Family Members aware of this Policy. Company Personnel must treat all transactions in Company Securities by Family Members as if the transactions were made for the account of such Company Personnel; provided, that this Policy does not apply to trades in Company Securities by Family Members where the decision to make the trade is made independently by a third party not controlled or influenced by Company Personnel or their Family Members.
•Transactions made by Controlled Entities of Company Personnel are treated for purposes of this Policy as if they were made for the account of such Company Personnel.
•The Company may not, directly or indirectly, buy or sell Company Securities while in possession of nonpublic Material Information related to the Company unless the transaction otherwise complies with all applicable securities laws.
Trading Plans
•The requirements and restrictions set forth in this Policy do not apply to transactions effected pursuant to a trading plan adopted in accordance with all of the provisions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any successor rule (a “Trading Plan”), provided, that: (a) the Trading Plan must be approved in advance, or pursuant to procedures and on terms established
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from time to time, by the Securities Compliance Committee, and (b) as of the execution date of the Trading Plan, (i) the person entering into the Trading Plan represents and warrants to the Company that such person is not then aware or in possession of nonpublic Material Information about the Company, and (ii) a Blackout Period applicable to such person is not in effect. Once the Trading Plan is approved and adopted, the person entering into the Trading Plan (a) may not cancel or make any modifications to the Trading Plan unless approved in advance, or pursuant to procedures and on terms established from time to time, by the Securities Compliance Committee, (b) must not exercise any influence over the amount of Company Securities to be traded, the price at which they are to be traded, or the date of any trades and (c) must act in good faith with respect to the Trading Plan. The Company reserves right to suspend trading under any authorized Trading Plan at any time if the Securities Compliance Committee deems it to be in the best interest of the Company to do. Transactions otherwise prohibited under this Policy or any other Company policy (including short sales and hedging) may not be effected through a Trading Plan. The Company does not assume liability for any loss caused by a delay in the Company’s approval processes with respect to Trading Plans and approval of a Trading Plan will not be deemed a representation by the Company that the Trading Plan complies with Rule 10b5-1, nor an assumption by the Company of any liability or responsibility to the Trading Plan owner or any other party if the Trading Plan does not comply with Rule 10b5-1.
•This Policy does not prohibit the purchase or sale of Company Securities by the Company in accordance with a Trading Plan that complies with all applicable securities laws. Any such Trading Plan must be approved in advance by the Securities Compliance Committee.
Gifts and Estate Planning Transfers
•Bona fide gifts of Company Securities are not subject to the prohibitions of this Policy, unless the donor has reason to believe that the recipient intends to sell the Company Securities while the donor is aware or in possession of nonpublic Material Information. Bona fide gifts are subject to the “Additional Procedures” set forth below.
•Estate planning transfers are not subject to the prohibitions of this Policy, provided that the transferor continues to control and directly or indirectly own such transferred Company Securities. Estate planning transfers are subject to the “Additional Procedures” set forth below.
Prohibited Transactions
•As a matter of Company policy, Company Personnel (and their Family Members and Controlled Entities) may not engage in the purchase or sale of standardized or exchange-traded options involving Company Securities. Directors and Officers and their respective designees are also subject to the Company’s Anti-Hedging and Pledging Policy, which, among other things, prohibits them from trading in certain types of hedging instruments relating to Company Securities or otherwise engaging in any transaction that limits or eliminates, or is designed to limit or eliminate, economic risks associated with the ownership of Company Securities. The Company’s Anti-Hedging and Pledging Policy also prohibits Directors and Officers and their respective designees from holding Company Securities in a margin account (other than the "cashless exercise" of stock options) or pledging Company Securities as collateral for a loan, in each case without prior authorization by the Compensation Committee of the Company’s Board of Directors.
•Company Personnel (and their Family Members and Controlled Entities) are not permitted to engage in “short sales” and sales “against the box” of Company Securities. A “short sale” is a sale of securities that the trader does not yet own. In a short sale, the trader sells securities for a particular price, which the trader is expecting will be higher than the price at which the trader
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Exhibit

must buy the securities to cover the sale. Short sellers only profit if the price of the securities declines. A sale “against the box” is a sale of securities that are owned but are not delivered within twenty days or deposited in the mail for delivery within five (5) days of the sale. A sale "against the box" has the same effect as a short sale.
•Directors and Officers are not permitted to engage in short-term trades of purchasing and selling or selling and purchasing Company Securities within one hundred and eighty (180) calendar days.
Termination of Service
•This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If a person is aware or in possession of nonpublic Material Information when their service terminates, that person may not trade in Company Securities until that information becomes widely available to the investing public or is no longer material. The “Additional Procedures” described below will no longer apply upon expiration of any Blackout Period applicable at the time of termination of service.
Section 16 Filings
•Directors and Officers have obligations to make the following filings in connection with trades of Company Securities: (a) Forms 3, 4, and 5 under Section 16(a) of the Exchange Act, and (b) Form 144 under the Securities Act of 1933, as amended. Please refer any questions about these filing obligations to the Chief Legal Officer.
Additional Procedures
•The Company has established additional procedures in order to assist in the administration of this Policy that apply to “Insiders” (and to their Family Members and Controlled Entities). “Insiders” consist of Directors, Officers, and other Company Personnel designated as such, or pursuant to procedures established from time to time, by the Securities Compliance Committee. Lists of Insiders are maintained by the Human Relations Department (Global Total Rewards Team). Please refer any questions about any lists of Insiders to the Chief Legal Officer.
•Quarterly Blackout Periods
-In order to avoid any appearance that Insiders are trading with an informational advantage relating to the Company’s financial results, the Company has established a “Quarterly Blackout Period” during which Insiders may not trade Company Securities. The Quarterly Blackout Period generally commences on the 15th day prior to the end of a quarterly or annual financial reporting period and generally ends on the earlier to occur of (1) the conclusion of one full trading day on the NASDAQ stock market or (2) 24 hours after the public issuance of a press release or other filing with the U.S. Securities and Exchange Commission (“SEC”) announcing the Company’s quarterly or annual financial results for that reporting period.
-The Chief Executive Officer or the Securities Compliance Committee may alter the commencement and ending of any Quarterly Blackout Period at their discretion.
-In addition to trades made pursuant to a Trading Plan as described above, the Securities Compliance Committee may allow an Insider to enter into a Trading Plan or trade during a Quarterly Blackout Period only after consideration of all of the relevant facts and circumstances concerning the matter and if it has been demonstrated to the satisfaction of the Securities Compliance Committee that the person requesting a trade is not in possession of nonpublic Material Information.
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Exhibit

-Even if a Blackout Period is not in effect as specified in this Policy, Company Personnel (including their Family Members and Controlled Entities) may not trade in Company Securities or those of another publicly traded company if they are aware of nonpublic Material Information about the Company or any such other company, respectively.
•Pre-Clearance Procedures
-Certain Insiders are required to receive clearance prior to trading in Company Securities and/or implementing a Trading Plan by submitting a Share Transaction Authorization Form to Human Relations Total Rewards and receiving approval of such request from, or pursuant to procedures established from time to time by, the Securities Compliance Committee.
-An approval of a transaction or Trading Plan will only be valid for the time specified in the approval and transactions or Trading Plans not initiated/implemented within the specified time must be resubmitted through the pre-clearance procedures before the transaction or Trading Plan may proceed. An approval of a transaction or Trading Plan submitted pursuant to these pre-clearance procedures does not constitute legal advice and does not relieve the applicable Company Personnel of their legal obligation to refrain from trading in Company Securities if in possession of nonpublic Material Information.
-The Securities Compliance Committee is under no obligation to approve a transaction or Trading Plan and may determine not to approve the transaction or Trading Plan in its discretion. Company Personnel may not inform any person if the Securities Compliance Committee denies such Company Personnel’s request to trade in the Company Securities, as such denial may itself be considered under this Policy to be nonpublic Material Information.
-Discretionary purchases or sales of Company Securities by the Company must be approved in advance by the Securities Compliance Committee.
•Special Blackout Periods
-The Chief Executive Officer or the Securities Compliance Committee may designate, from time to time, a “Special Blackout Period” independent of the Quarterly Blackout Period described above during which Company Personnel that have been designated as being subject to the Special Blackout Period may not trade Company Securities. The Chief Executive Officer or Securities Compliance Committee may also apply such Special Blackout Period to the trading in the securities of certain other companies, as they deem appropriate or advisable, including certain of the Company’s peers or competitors. The existence of a Special Blackout Period will be communicated to those subject to it, but will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Policy to be nonpublic Material Information.
-In addition to trades made pursuant to a Trading Plan as described under “Trading Plans” above, the Securities Compliance Committee may allow an Insider to enter into a Trading Plan or trade during a Special Blackout Period only after consideration of all of the relevant facts and circumstances concerning the matter and if it has been demonstrated to the satisfaction of the Securities Compliance Committee that the person requesting a trade is not in possession of nonpublic Material Information.
•Without limiting the generality of the trading restrictions described in this Policy, Quarterly Blackout Periods and Special Blackout Periods do not apply to purchases of Company Securities through the exercise of stock options or the vesting of restricted stock units the Company Personnel received under any Company employee benefit plans, the automatic reinvestment of
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Exhibit

dividends paid on stock pursuant to a dividend reinvestment plan, or shares withheld by the Company in an amount limited to the number of shares necessary to pay the exercise price of any option or the withholding taxes attributable to the exercise of options or to the vesting of restricted stock units.
The Company reserves the right to amend or rescind this Policy, in whole or part, at any time and without notice.
Failure to comply with the terms of this Policy may subject the individual to disciplinary action, up to and including termination of employment.

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Exhibit

Viatris Inc.
Insider Trading Policy Additional Procedures

Note: No open market trades (i.e., purchases or sales of Viatris Inc. common stock) may be made, and no Trading Plan may be entered into, amended or terminated by any employee, Executive or Director who possesses nonpublic Material Information, even if a trading window is open.

As used herein:
•“Section 16 Filers” refers to Viatris Inc. Board of Directors members and “officers” (as defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended)
•“Permanent Insiders” refers to employees of Viatris Inc. and/or all of its subsidiaries and Affiliates around the world (collectively, the “Company”) who have been identified (and notified) as Insiders due to ongoing access to nonpublic Material Information in connection with their roles and responsibilities (see Appendix A for list of categories of Permanent Insiders)
•“Temporary Insiders” refers to employees of the Company who temporarily become Insiders upon receipt of financial results in the draft Form 10-K or Form 10-Q, or as a result of involvement in a specific project
•All other terms used but not defined herein have the same definition as included in the Company’s Global Insider Trading Policy

Pre-Clearance Procedures

Section 16 Filers must, prior to trading in Company Securities:
•Ensure that they are not in possession of any nonpublic Material Information
•Ensure that they are not subject to any Quarterly Blackout Period or Special Blackout Period and that the trading window is not otherwise closed
•Submit Share Transaction Authorization Form to Global Human Relations in advance of proposed trade or gift of Company Securities
•Receive email from Global Human Relations confirming approval of trade or gift by the Securities Compliance Committee and ensure that trade or gift conforms to approval
•Inform Global Human Relations about an approved trade or gift on or prior to the date that trade occurs
•Provide Global Human Relations or Legal with any requested information about the trade or gift promptly, and within requested time frames, to ensure that an appropriate and timely Form 4 filing is made

Permanent Insiders must, prior to trading in Company Securities:
•Ensure that they are not in possession of any nonpublic Material Information
•Ensure that they are not subject to any Quarterly Blackout Period or Special Blackout Period and that the trading window is not otherwise closed
•Submit Share Transaction Authorization Form to Global Human Relations in advance of proposed trade or gift of Company Securities
•Receive email from Global Human Relations confirming approval of trade or gift by the Securities Compliance Committee and ensure that trade or gift conforms to approval

Temporary Insiders must, prior to trading in Company Securities:

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Exhibit

•Ensure that they are not in possession of any nonpublic Material Information
•Ensure that they are not subject to any Quarterly Blackout Period or Special Blackout Period and that the trading window is not otherwise closed

Quarterly Trading Window Open and Close Procedures

For Section 16 Filers and Permanent Insiders:
•Trading Window Opening
oEarlier of 24 hours or one full trading day after quarterly or annual earnings results are announced, email sent from Legal:
Indicating that the trading window is open
Providing Share Transaction Authorization Form
Reminding when the trading window will close (i.e., 15 days prior to the end of the fiscal quarter)
Noting that Trading Plans and trade requests should be made at least 48 hours prior to trading window closing

•Trading Window Closing
o15 days prior to the end of the fiscal quarter, email sent from Legal alerting that trading window is closed
oFlag placed on individual account by Global Human Relations

For Temporary Insiders:

•Trading Window Opening
•Earlier of 24 hours or one full trading day after quarterly or annual earnings results are announced, email sent from Legal:
oIndicating that the trading window is open
oReminding when the trading window will close (i.e., distribution of next Form 10- K or 10-Q)
oNoting that Trading Plans and trade requests should be made at least 48 hours prior to trading window closing

•Trading Window Closing
oUpon distribution to Temporary Insider of draft Form 10-K or 10-Q for review and comment, email from Legal alerting that trading window is closed
oFlag placed on individual account by Global Human Relations

Special Blackout Period Procedures

•The Chief Executive Officer (“CEO”) or the Securities Compliance Committee may designate, from time to time, a Special Blackout Period with respect to certain projects, acquisitions, or otherwise.
•Insiders subject to a Special Blackout Period will be notified by email and may be asked to sign a non-disclosure agreement at the discretion of the CEO or the Securities Compliance Committee. The existence of a Special Blackout Period will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered to be nonpublic Material Information.
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Exhibit

•The list of Insiders subject to the Special Blackout Period should be presented to Global Human Relations and Legal – Securities and Corporate governance groups for implementation.
•Any Insiders subject to a Special Blackout Period will not be permitted to trade in Company Securities, or the securities of any other company specified by the Securities Compliance Committee or the CEO, until the Special Blackout Period is terminated.

Trading Plan Procedures

•Any Insider may seek to enter into a Trading Plan by coordinating with Global Human Relations.
•Any new Trading Plan, amendment or modification to an existing Trading Plan or termination of a Trading Plan prior to its expiration (an “early termination”) must be approved by the Securities Compliance Committee.
•Trading Plans can only be adopted, amended or terminated during an open trading window and when an Insider is not in possession of any nonpublic Material Information.
•An Insider may not enter into multiple Trading Plans providing for transactions during overlapping periods except with respect to (1) separate contracts with different broker-dealers or other agents acting on behalf of the Insider that may be treated as a single plan, (2) one later-commencing Trading Plan under which trading is not authorized to begin until after all trades under the earlier commencing Trading Plan are completed or expired without execution and (3) a Trading Plan providing for an eligible sell-to-cover transaction, in each case as allowed under Rule 10b5-1.
•If a Trading Plan does not provide for an “eligible sell-to-cover transaction” (as defined in Rule 10b5-1) and is designed to effect the open-market purchase or sale of the total amount of securities as a single transaction, the Trading Plan may not be entered into unless (1) the Insider entering into the Trading Plan has not, during the prior 12-month period, adopted a Trading Plan that was designed to effect the open-market purchase or sale of the total amount of securities subject to that plan in a single transaction and (2) such other Trading Plan in fact was eligible to receive the affirmative defense under paragraph (c)(1) of Rule 10b5-1.
•Any Section 16 Filer entering into a Trading Plan must include in the Trading Plan a written representation that they are (i) not aware of any material nonpublic information about the security or issuer and (ii) is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
•No purchases or sales may occur under a Trading Plan until the expiration of a “cooling-off period” consisting of the later of (i) 90 days after adoption of the Trading Plan or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Trading Plan was adopted (but not to exceed 120 days in total).
•Any modification or change to the amount, price or timing of the purchase or sale of the securities underlying a Trading Plan is considered a termination of such Trading Plan and the adoption of a new Trading Plan. A Trading Plan modification, such as the substitution or removal of a broker that is executing trades pursuant to a Trading Plan on behalf of the person, that changes the price or date on which purchases or sales are to be executed, is considered a termination of such Trading Plan and the adoption of a new Trading Plan.
•Early termination of a Trading Plan is strongly discouraged, and the Securities Compliance Committee will only approve an early termination under extenuating circumstances. In any event, a new cooling-off period must be observed before any transaction occurs pursuant to the terms and conditions of a new Trading Plan.
•Global Human Relations will maintain a list of all currently active Trading Plans.
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Exhibit

Appendix A
Permanent Insider Categories
•Senior management at grade level V02 or equivalent and above
•Members of the Disclosure Committee and attendees at Disclosure Committee Meetings
•Employees at grade levels V03 to V07 or equivalent who work in the following or equivalent functions:
oFinance
Controllership
Business Development
FP&A
Internal Audit
Segment Finance Leads
Treasury
oInvestor Relations
oLegal – Securities and Corporate Governance
oHuman Relations – Global Total Rewards
oBusiness Development
oCommunications
oStrategy
•Executive assistants and Chiefs of Staff to direct reports of the Chief Executive Officer
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